Exhibit No. 22.

                      SUBSIDIARY INFORMATION

     Registrant Questar Corporation has the following subsidiaries:
Questar Regulated Services Company; Entrada Industries, Inc.; Questar InfoComm, Inc.; Interstate Land Corporation; and Questar Employee
Services, Inc.  Each of these companies is a Utah corporation.

     Entrada Industries, Inc., has the following subsidiaries: Wexpro Company; Celsius Energy Company; Universal Resources Corporation; Questar Energy Trading Company; and Questar Energy Services, Inc. Celsius Energy is a Nevada corporation and Universal Resources is a Texas corporation. The other listed companies are incorporated in Utah.

     Celsius Energy has a wholly owned subsidiary, Celsius Energy
Resources, Ltd., which is an Alberta corporation.

     Universal Resources Corporation has two active subsidiaries: URC Canyon Creek Compression Company and Questar WMC Corporation. Both entities are Utah corporations. Universal Resources also does business under the names Questar Energy Company and URC Corporation.

     Questar Regulated Services has two subsidiaries, both of which are Utah corporations: Questar Gas Company and Questar Pipeline
Company. Questar Pipeline, in turn, has one wholly owned subsidiary, Questar TransColorado, Inc., which is a Utah corporation.

     Interstate Land has one active subsidiary, Questar GO Holding Corporation, which is a Utah corporation.